EXHIBIT 99.1

CENTER FINANCIAL REPORTS 12% SEQUENTIAL LOAN GROWTH

FOR 2006 THIRD QUARTER

LOS ANGELES, CA – October 25, 2006 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today reported financial results for its three and nine-month periods ended September 30, 2006, with net loans increasing 12% sequentially and 20% from year-end 2005.

2006 third quarter highlights include:

•	Net loans increased to $1.5 billion, up 20% from year-end 2005 and 12% from June 30, 2006

•	Non-interest bearing deposits were stable, compared with year-end 2005

•	Net loans represented 82.3% of total assets, versus 73.4% at year-end 2005

•	Return on average assets equaled 1.5%, compared with 1.7% for Q3 2005

•	Return on average equity equaled 19.4%, versus 24.6% for Q3 2005

•	Efficiency ratio improved to 46.3%

•	Net interest margin improved sequentially to 4.63%

•	Net interest income before provision for loan losses increased 12% to $18.4 million over Q3 2005

•	Provision for loan loss increased to $2.5 million, compared with $930,000 in Q3 2005

•	Allowance for loan loss stable at 1.12%

•	Net income totaled $6.4 million, or $0.38 per diluted share

•	Quarterly cash dividend of $0.04 per share was distributed

“The commitment and passion of the Center Bank employees extended the robust levels of loan production which we experienced in the second half of the preceding quarter throughout the third quarter,” said (Paul) Seon-Hong Kim, president and chief executive officer of Center Financial. “Our team’s dedicated efforts added $153 million to our loan portfolio during the quarter, $170 million before the sale of guaranteed loans, resulting in an impressive 12% sequential increase in net loans. With the strength of our loan production year-to-date, we have already exceeded the level attained during the full 2005 year, and we are well underway to recording another record year.”

2006 THIRD QUARTER

For the three months ended September 30, 2006, net interest income before provision for loan losses rose 12% to $18.4 million from $16.5 million in the 2005 third quarter, reflecting the growth in the company’s earning assets and the positive impact of prime rate increases, offset in part by higher interest expense on deposits and borrowed funds. The company’s yield on interest earning assets continued to rise during the quarter and averaged 8.08% for the three months ended September 30, 2006, benefiting from a more favorable mix of loans to earning assets. This is up from 7.88% in the immediately preceding second quarter and from 7.11% in the year-ago third quarter. The net interest margin also improved sequentially to 4.63% from 4.58% in the preceding 2006 second quarter, but was lower when compared with 4.81% in the prior-year third quarter.

“We are pleased to have continued the positive trends from the preceding second quarter,” Kim said. “Our strategic focus on reducing excess liquidity and removing price sensitive deposits from our balance sheet, supported by robust loan production, should enable us to further improve or sustain net interest margin levels for the balance of the year.”

A significantly higher provision for loan losses of $2.5 million in the 2006 third quarter primarily reflects the effect of strong loan production and an increase in net charge-offs, which increased the amount of provisioning needed to maintain the company’s loan loss to gross loans ratio. In the year-ago third quarter, the company added $930,000 to its provision for loan losses. Allowance for loan losses to gross loans equaled 1.12% at September 30, 2006, compared with 1.13% at June 30, 2006 and 1.12% at year-end 2005.

Noninterest income in the third quarter of 2006 narrowed to $4.9 million from $5.6 million in the year-ago third quarter, reflecting the company’s intentional closure of higher risk operating accounts to maintain full compliance with regulatory requirements.

Noninterest expense for the 2006 third quarter increased marginally by 4% to $10.8 million from $10.4 million a year earlier. Expenses related to increased staff, operational costs associated with the addition of the company’s Irvine Branch in the latter part of 2005 and higher business promotion and advertising were partially offset by lower levels of professional service fees. The company’s efficiency ratio improved to 46.3% from 47.1% in the 2005 third quarter.

Net income for the 2006 third quarter totaled $6.4 million, or $0.38 per diluted share, compared with $6.5 million, or $0.40 per diluted share, in the corresponding period a year ago.

Return on average assets and return on average equity equaled 1.5% and 19.4%, respectively, for the three months ended September 30, 2006, compared with 1.7% and 24.6% during the same period in 2005.

2006 NINE MONTHS

For the nine months ended September 30, 2006, net interest income before provision for loan losses increased 14% to $52.3 million from $45.9 million in the comparable 2005 period. The increase was due to growth in the company’s earning assets and the positive impact of prime rate increases, partially offset by higher interest expense on deposits and borrowed funds. Yield on interest earning assets in the 2006 year-to-date period rose to 7.84% from 6.79% in the comparable 2005 period. The net interest margin for the first nine months of 2006 improved sequentially to 4.54% from 4.49% for the first half of 2006, but was lower when compared with 4.77% in the comparable 2005 period.

A significantly higher provision for loan losses of $4.3 million for the year-to-date period primarily reflects the effect of strong loan production and an increase in net charge-off levels. This compares with a $2.6 million provision for loan losses during the 2005 nine-month period. Allowance for loan losses to gross loans equaled 1.12% at September 30, 2006, compared with 1.13% at June 30, 2006 and 1.12% at year-end 2005.

Noninterest income totaled $17.6 million year-to-date, compared with $15.7 million in the 2005 nine month period. While the company’s intentional closure of higher risk operating accounts to maintain full compliance with regulatory requirements lowered recurring customer service fee and other charges, the decline was more than offset by the recognition of an insurance settlement of approximately $2.5 million, plus higher gain on sale of loans of $2.6 million year-to-date, compared with $1.8 million in the 2005 comparable period.

Noninterest expense for the 2006 nine-month period rose 14% to $33.5 million from $29.4 million a year earlier. In addition to usual increases in staff, operational costs associated with the addition of two full-service branches during 2005 and business promotion and advertising expenses, the company posted a non-recurring professional fee of $1.4 million in the first quarter related to a concentrated effort to strengthen its BSA infrastructure. The efficiency ratio for the year-to-date period rose to 48.0% from 47.8% in the comparable 2005 period.

Net income for the nine months ended September 30, 2006 increased 10% to $19.8 million, or $1.19 per diluted share, from $18.0 million, or $1.08 per diluted share, in the 2005 nine-month period.

Return on average assets and return on average equity for the 2006 year-to-date period equaled 1.6% and 21.6%, respectively, compared with 1.7% and 24.2% during the same period in 2005.

Gross loans at September 30, 2006 increased 12% to $1.5 billion from $1.3 billion at June 30, 2006 and rose 20% from $1.2 billion at December 31, 2005. As of September 30, 2006, commercial real estate loans remained the largest component of the company’s total loan portfolio, increasing 27% over year-end 2005 and accounting for 67% of total loans. Real estate construction loans increased by $26.2 million over December 31, 2005 and accounted for 2% of total loans at September 30, 2006. Commercial and industrial loans, including commercial, trade finance and SBA loans, represented 26%, and consumer loans totaled 5%, of the gross loan portfolio at the end of the 2006 third quarter.

The company continued to maintain strong asset quality with total non-performing assets of $2.7 million, or 0.18% of total loans, at September 30, 2006, compared with $2.9 million, or 0.24% of total loans, at December 31, 2005. Net charge-offs were higher year-to-date, totaling $1.6 million, compared with $478,000 in the first nine months of 2005. The allowance for loan losses was increased to $16.5 million, reflecting the expansion of the company’s loan portfolio, and represented 1.12% of gross loans, at September 30, 2006, equal to the level at year-end 2005.

Total deposits declined 4% to $1.4 billion at September 30, 2006, from $1.5 billion at year-end 2005. Non-interest bearing deposits of $394.1 million at September 30, 2006 accounted for 28% of total deposits, compared with 27% at year-end 2005. Total time deposits accounted for 54% of total deposits at September 30, 2006, versus 53% at December 31, 2005.

The company’s loan-to-deposit ratio at September 30, 2006 rose to 103% from 82% at year-end 2005. Loan-to-assets increased to 82% at September 30, 2006, compared with 73% at year-end 2005.

The average cost of interest-bearing deposits year-to-date increased to 4.36% from 2.74% for the 2006 nine-month period, reflecting eight increases of 25 basis points each in the prime rate by the Federal Reserve from the beginning of the 2005 third quarter through September 2006. The average cost of total deposits rose to 3.21% for the current nine months, up from 1.91% in the comparable 2005 period.

Total assets at September 30, 2006 increased to $1.8 billion from $1.7 billion at year-end 2005, principally reflecting the growth in the company’s loan portfolio. Interest-earning assets totaled $1.6 billion at the end of the 2006 third quarter, compared with $1.5 billion at December 31, 2005, delivering improved performance from the more favorable mix of loans to assets.

Shareholders’ equity at September 30, 2006 increased 19% to $134.3 million from $112.7 million at December 31, 2005. At September 30, 2006, Center Financial continued to be “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.63%, a total risk-based capital ratio of 10.72%, and a Tier 1 leverage ratio of 8.81%.

“With momentum from our proven loan production capabilities, we look forward to delivering another strong year of performance for our customers and shareholders,” Kim said.

Investor Conference Call

The company will host an investor conference call at 11:00 a.m. EDT (8:00 a.m. PDT) on Thursday, October 26, 2006 to review the financial results for its 2006 third quarter and nine months. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.centerbank.com and www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available through 8:00 p.m. EST, Thursday, November 2, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using passcode 12025286.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $1.8 billion at September 30, 2006. Headquartered in Los Angeles, Center Bank operates 26 branch and loan production offices across the nation. Of the company’s 17 full-service branches, 15 are located throughout Southern California, along with one branch each in Chicago and Seattle. Center Bank’s nine loan production offices are strategically located in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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(TABLES FOLLOW)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

	9/30/2006	12/31/2005
	(Dollars in thousands)
ASSETS
Cash and due from banks	$75,079	$79,822
Federal funds sold	120	58,490
Money market funds and interest-bearing deposits in other banks	5,936	5,064

Cash and cash equivalents	81,135	143,376
Securities available for sale, at fair value	151,741	226,023
Securities held to maturity, at amortized cost (fair value of $9,317 as of September 30, 2006 and $11,014 as of December 31, 2005)	9,370	11,052
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	8,845	5,434
Loans, net of allowance for loan losses of $16,530 as of September 30, 2006 and $13,871 as of December 31, 2005	1,436,168	1,206,408
Loans held for sale, at the lower of cost or market	24,391	12,741
Premises and equipment, net	13,527	14,027
Customers’ liability on acceptances	6,617	4,028
Accrued interest receivable	8,019	6,486
Deferred income taxes, net	9,935	10,205
Investments in affordable housing partnerships	4,034	4,481
Cash surrender value of life insurance	11,087	10,805
Goodwill	1,253	1,253
Intangible assets, net	333	373
Other assets	8,747	4,311

Total	$1,775,202	$1,661,003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$394,144	$395,050
Interest-bearing	1,021,354	1,085,506

Total Deposits	1,415,498	1,480,556
Acceptances outstanding	6,617	4,028
Accrued interest payable	11,204	9,084
Other borrowed funds	181,658	28,643
Trust preferred securities	18,557	18,557
Accrued expenses and other liabilities	7,410	7,421

Total liabilities	1,640,944	1,548,289
Commitments and Contingencies	—	—
Shareholders’ Equity
Serial preferred stock, no par value; authorized 10,000,000 shares; issued and outstanding, none	—	—
Common stock, no par value; authorized 40,0000,000 shares; issued and outstanding, 16,623,805 as of September 30, 2006 and 16,439,053 as of December 31, 2005	68,878	65,622
Retained earnings	66,092	48,268
Accumulated other comprehensive loss, net of tax	(712)	(1,176)

Total shareholders’ equity	134,258	112,714

Total	$1,775,202	$1,661,003

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Dollars in thousands, except share and per share data)
Interest and Dividend Income:
Interest and fees on loans	$29,906	$22,295	$81,961	$59,932
Interest on federal funds sold	88	292	1,506	651
Interest on taxable investment securities	1,757	1,571	6,001	4,274
Interest on tax-advantaged investment securities	144	83	393	230
Dividends on equity stock	107	57	265	144
Money market funds and interest-earning deposits	119	39	232	89

Total interest and dividend income	32,121	24,337	90,358	65,320

Interest Expense:
Interest on deposits	11,843	7,397	35,187	17,884
Interest expense on trust preferred securities	383	295	1,076	833
Interest on borrowed funds	1,499	184	1,780	716

Total Interest expense	13,725	7,876	38,043	19,433

Net interest income before provision for loan losses	18,396	16,461	52,315	45,887
Provision for loan losses	2,494	930	4,269	2,630

Net interest income after provision for loan losses	15,902	15,531	48,046	43,257
Noninterest Income:
Customer service fees	2,019	2,268	6,233	6,931
Fee income from trade finance transactions	849	905	2,599	2,736
Wire transfer fees	221	220	674	675
Gain on sale of loans	819	555	2,616	1,820
Net gain on sale of securities available for sale	—	—	—	51
Loan service fees	480	696	1,448	1,555
Insurance settlement - legal fees	—	—	2,520	—
Other income	520	994	1,532	1,921

Total noninterest income	4,908	5,638	17,622	15,689

Noninterest Expense:
Salaries and employee benefits	5,198	4,903	16,076	13,880
Occupancy	957	767	2,736	2,336
Furniture, fixtures, and equipment	487	515	1,456	1,330
Data Processing	539	534	1,622	1,476
Professional service fees	704	1,061	3,118	2,967
Business promotion and advertising	986	749	2,954	2,065
Stationery and supplies	179	206	505	619
Telecommunications	169	144	507	443
Postage and courier service	212	188	548	538
Security service	247	215	749	587
Loss on sale of investment securities	115	—	115	—
Loss on termination of interest rate swaps	—	—	—	306
(Gain) loss on interest rate swaps	(57)	129	26	248
Other operating expenses	1,043	989	3,124	2,635

Total noninterest expense	10,779	10,400	33,536	29,430

Income before income tax provision	10,031	10,769	32,132	29,516
Income tax provision	3,671	4,238	12,324	11,562

Net income	6,360	6,531	19,808	17,954
Other comprehensive income - unrealized gain (loss) on available for sale securities, net of income tax (expense) benefit of $(633), $98, $(336) and $325	872	(134)	463	(447)

Comprehensive income	$7,232	$6,397	$20,271	$17,507

Earnings per share - basic	$0.38	$0.40	$1.20	$1.10

Earnings per share - diluted	$0.38	$0.40	$1.19	$1.08

Weighted average shares outstanding - basic	16,654,000	16,397,000	16,503,000	16,356,000

Weighted average shares outstanding - diluted	16,682,000	16,724,000	16,649,000	16,691,000

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2006		2005
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loan	$1,382,189	8.58%	$1,130,982	7..82%
Federal funds sold	6,428	5.43	32,043	3.62
Investments	188,378	4.71	194,507	3.65

Total interest-earning assets	1,576,995	8.08%	1,357,532	7.11%

Noninterest - earning assets:
Cash and due from banks	77,246		79,260
Bank premises and equipment, net	13,675		13,215
Customers’ acceptances outstanding	5,774		5,670
Accrued interest receivables	7,236		4,382
Other assets	32,127		29,040

Total noninterest-earning assets	136,058		131,567

Total assets	$1,713,053		$1,489,099

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$206,719	3.13%	$201,884	2.00%
Savings	79,517	3.82	81,835	3.35
Time certificate of deposits over $100,000	649,063	5.11	568,016	3.52
Other time certificate of deposits	97,158	4.43	86,795	2.99

	1,032,457	4.55	938,530	3.13
Other borrowed funds	110,855	5.36	18,013	4.05
Long-term subordinated debentures	18,557	8.19	18,557	6.22

Total interest-bearing liabilities	1,161,869	4.69	975,100	3.20%

Noninterest-bearing liabilities:
Demand deposits	397,470		396,553

Total funding liabilities	1,559,339	3.49%	1,371,653	2.28%

Other liabilities	23,919		12,133
Shareholder’s equity	129,795		105,313

Total liabilities and shareholders’ equity	$1,713,053		$1,489,099

Net interest income
Cost of deposits		3.29%		2.20%

Net interest spread		3.39%		3.91%

Net interest margin		4.63%		4.81%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2006		2005
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loan	$1,285,291	8.53%	$1,076,133	7.45%
Federal funds sold	42,929	4.69	28,247	3.08
Investments	212,816	4.42	182,335	3.56

Total interest-earning assets	1,541,036	7.84%	1,286,715	6.79%

Noninterest - earning assets:
Cash and due from banks	77,124		72,255
Bank premises and equipment, net	13,805		12,567
Customers’ acceptances outstanding	5,020		5,384
Accrued interest receivables	6,895		5,051
Other assets	31,522		27,817

Total noninterest-earning assets	134,366		123,074

Total assets	$1,675,402		$1,409,789

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$209,808	2.95%	$206,412	1.83%
Savings	80,711	3.79	78,751	3.27
Time certificate of deposits over $100,000	687,668	4.89	503,427	3.06
Other time certificate of deposits	99,786	4.16	83,821	2.56

	1,077,973	4.36	872,411	2.74
Other borrowed funds	45,290	5.25	29,040	3.30
Long-term subordinated debentures	18,557	7.75	18,557	5.92

Total interest-bearing liabilities	1,141,820	4.45	920,008	2.82%

Noninterest-bearing liabilities:
Demand deposits	388,068		377,354

Total funding liabilities	1,529,888	3.32%	1,297,362	2.00%

Other liabilities	22,710		13,089

Total noninterest-bearing liabilities	410,778		390,443
Shareholders’ equity	122,804		99,338

Total liabilities and shareholders’ equity	$1,675,402		$1,409,789

Net interest income
Cost of deposits		3.21%		1.91%

Net interest spread		3.39%		3.96%

Net interest margin		4.54%		4.77%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	September 30, 2006		December 31, 2005
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real Estate:
Construction	$30,934	2.09%	$4,713.38%
Commercial (16)	985,334	66.56	776,725	62.80
Commercial (17)	260,437	17.59	243,052	19.65
Trade Finance	72,349	4.89	90,370	7.30
SBA (18)	54,347	3.67	49,070	3.97
Other (19)	138	0.01	1,473	0.12
Consumer	76,893	5.19	71,499	5.78

Total Gross Loans	1,480,432	100.00%	1,236,902	100.00%

Less:
Allowance for Losses	16,530		13,871
Deferred Loan Fees	1,970		1,595
Discount on SBA Loans Retained	1,373		2,287

Total Net Loans and Loans Held for Sale	$1,460,559		$1,219,149

	September 30, 2006	December 31, 2005

	(Dollars in thousands)
Demand deposits (noninterest-bearing)	$394,144	$395,050
Money market accounts and NOW	182,231	221,083
Savings	78,974	81,654

Time deposits
Less than $100,000	95,551	97,433
$100,000 or more	664,598	685,336

Total	$1,415,498	$1,480,556

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	September 30, 2006	December 31, 2005	September 30, 2005
	(Dollars in thousands)
Nonaccrual loans:
Real estate:
Construction	$—	$1,632	$1,663
Commercial	—	—	—
Commercial	1,540	598	788
Consumer	252	113	66
Trade Finance	—	—	—
SBA	893	600	514

Total nonperforming loans	2,685	2,943	3,031
Other real estate owned	—	—	—

Total nonperforming assets	$2,685	$2,943	$3,031

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005	Nine Months Ended September 30, 2005
	(Dollars in thousands)
Balances
Average total loans outstanding during the period	$1,299,913	$1,123,880	$1,088,172

Total loans outstanding at end of period	$1,477,089	$1,234,615	$1,211,644

Allowance for Loan Losses:
Balance at beginning of period	$13,871	$11,227	$11,227

Charge-offs:
Real estate	257	—	—
Commercial	1,280	623	433
Consumer	249	227	162
SBA	364	37	2

Total charge-offs	2,150	887	597

Recoveries
Real estate	423	—	—
Commercial	38	102	93
Consumer	76	12	11
Trade finance	—	23	—
SBA	3	24	15

Total recoveries	540	161	119

Net loan charge-offs	1,610	726	478

Provision for loan losses	4,269	3,370	2,630

Balance at end of period	$16,530	$13,871	$13,379

Ratios:
Nonperforming loans as a percent of total loans	0.18%	0.24%	0.25%
Nonperforming assets as a percent of total loans and other real estate owned	0.18	0.24	0.25
Net loan charge-offs to average loans	0.12	0.06	0.04
Provision for loan losses to average total loans	0.33	0.30	0.24
Allowance for loan losses to gross loans at end of period	1.12	1.12	1.10
Allowance for loan losses to total nonperforming loans	615.64	471.32	441.41
Net loan charge-offs to allowance for loan losses at end of period	9.73	5.23	3.57
Net loan charge-offs to provision for loan losses	37.70	21.54	18.17